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                                                                     EXHIBIT 1.1

                            DEALER MANAGER AGREEMENT


                                                   December [ ], 1999


CREDIT SUISSE FIRST BOSTON CORPORATION
Eleven Madison Avenue
New York, NY 10010-3629

Ladies and Gentlemen:

1. The Offer. Human Genome Sciences, Inc., a Delaware corporation (the "Company"), is making an offer (hereinafter referred to, together with any amendments, supplements or extensions thereof, as the "Offer") to deliver additional shares of common stock, par value $.01 (the "Common Stock"), and pay accrued interest (together, the "Additional Consideration") to holders of any and all of its $125,000,000 aggregate principal amount of 5_% Convertible Subordinated Notes due 2006 (the "Bonds") who shall convert their Bonds into shares of Common Stock, on the terms and subject to the conditions set forth in the final prospectus dated [ ] (the "Prospectus"), the related letter to beneficial owners of the Bonds (the "Letter of Transmittal") and the notice of guaranteed delivery included in the Form S-4 Registration Statement that has been filed by the Company with the Securities and Exchange Commission (the "Commission") (hereinafter referred to, together with any amendments, supplements and exhibits thereto, as the "Exchange Offer Registration Statement") attached hereto as Exhibit A. The Company intends to commence the Offer as soon as possible after the Exchange Offer Registration Statement becomes effective under the Securities Act (the "Commencement Date") by publicly announcing its commencement of the Offer and by mailing, or causing to be mailed on its behalf, copies of the Prospectus, the related Letter of Transmittal and such other Offer Material (as defined below) as is required, or as the Company elects, to each holder of the Bonds.

2.   Appointment as Dealer Manager.

(a) The Company hereby appoints you as Dealer Manager (the "Dealer Manager") and authorizes you to act as such in connection with the Offer. As Dealer Manager, you agree, in accordance with your customary practice, to perform those services in connection with the Offer as are customarily performed by investment banks in connection with offers of a like nature, including, but not limited to, using reasonable efforts to solicit tenders of Bonds for conversion pursuant to the Offer and communicating generally regarding the Offer with brokers, dealers, commercial banks and trust companies and other holders of Bonds. In such capacity, you shall act as an independent contractor, and each of your duties arising out of your engagement pursuant to this Agreement shall be owed solely to the Company.

(b) The Company further authorizes you to communicate with The Bank of New York, in its capacity as depositary (the "Depositary"), and with Georgeson Shareholder Communications Inc., in its capacity as information agent (the "Information Agent"),


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     with respect to matters relating to the Offer. The Company has or by the
     Commencement Date will have entered into appropriate agreements with the Depositary and the Information Agent for purposes of the Offer. The Company has instructed the Depositary to advise you at least daily as to the number of Bonds which have been tendered for conversion pursuant to the Offer and as to such other matters in connection with the Offer as you may request.

3. No Liability for Acts of Dealers, Banks and Trust Companies. You shall have no liability to the Company or any other person for any losses, claims, damages, liabilities and expenses (each a "Loss" and collectively, the "Losses") arising from any act or omission on the part of any broker or dealer in securities (a "Dealer"), bank or trust company, or any other person, and neither you nor any of your affiliates shall be liable for any Losses arising from your own acts or omissions in performing your obligations as Dealer Manager or as a Dealer hereunder or otherwise in connection with the Offer, except for any such Losses which are finally judicially determined to have resulted primarily from your bad faith or gross negligence. In soliciting or obtaining tenders of Bonds for conversion, no Dealer, bank or trust company is to be deemed to be acting as your agent or the agent of the Company or any of its affiliates, and you, as Dealer Manager, are not to be deemed the agent of any Dealer, bank or trust company or the agent or fiduciary of the Company or any of its affiliates, equity holders, creditors or of any other person. In soliciting or obtaining tenders of Bonds for conversion, you shall not be and shall not be deemed for any purpose to act as a partner or joint venture of or a member of a syndicate or group with the Company or any of its affiliates in connection with the Offer, any conversion of the Bonds, or otherwise, and neither the Company nor any of its affiliates shall be deemed to act as your agent.

4. The Offer Material. The Company agrees to furnish you, at its expense, with as many copies as you may reasonably request of the Exchange Offer Registration Statement, the Tender Offer Statement on Schedule 13E-4 (together with all exhibits, amendments and supplements thereto, the "Schedule 13E-4") and all statements and other documents filed or to be filed with the Commission or any other federal, state, local or foreign governmental or regulatory agencies, bodies or authorities or any court (each an "Other Agency" and collectively, the "Other Agencies") and any amendments or supplements to any such statements and documents (the definitive forms of all of the foregoing materials are hereinafter collectively referred to as the "Offer Material") to be used by the Company in connection with the Offer, and you are authorized to use copies of the Offer Material in connection with the Offer. The Offer Material has been or will be prepared and approved by, and is the sole responsibility of, the Company.

     You hereby agree, as Dealer Manager, that you will not disseminate any written material for or in connection with the solicitation of tenders of Bonds for conversion pursuant to the Offer other than the Offer Material, and you agree that you will not make any statements in connection with such solicitation, other than the statements that are set forth in the Offer Material or as otherwise authorized by the Company.

     The Company agrees that no Offer Material will be used in connection with the Offer or filed with the Commission or any Other Agency with respect to the Offer without


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     first obtaining your prior approval, which approval shall not be unreasonably withheld. In the event that the Company uses or permits the use of any Offer Material in connection with the Offer or files any such material with the Commission or any Other Agency without your prior approval, then you shall be entitled to withdraw as Dealer Manager in connection with the Offer without any liability or penalty to you or any Indemnified Person (as hereinafter defined), and you shall remain entitled to the indemnification provided in Section 11 hereof and to receive the payment of all fees and expenses payable under this Agreement which have accrued to the date of such withdrawal or would otherwise be due to you on such date. If you withdraw as Dealer Manager, the fees accrued and reimbursement for your expenses through the date of such withdrawal shall be paid to you promptly after such date.

5. Compensation. The Company agrees to pay you, as compensation for your services as Dealer Manager in connection with the Offer, a fee equal to 1.00% of the aggregate principal amount of Bonds validly converted pursuant to the Offer.

6. Expenses of Dealer Manager and Others. In addition to your compensation for your services hereunder pursuant to Section 5 hereof, the Company agrees to pay directly, or reimburse you, as the case may be, for (i) all expenses incurred by you relating to the preparation, printing, filing, mailing and publishing of all Offer Material, (ii) all fees and expenses of the Depositary and Information Agent, (iii) all advertising charges in connection with the Offer, including those of any public relations firm or other person or entity rendering services in connection therewith, (iv) all fees, if any, payable to Dealers (including you), and banks and trust companies as reimbursement for their customary mailing and handling expenses incurred in forwarding the Offer Material to their customers and
     (v) all other fees and expenses incurred by you in connection with the Offer or otherwise in connection with the performance of your services hereunder (including reasonable fees and disbursements of your legal counsel). All payments to be made by the Company pursuant to this Section 6 shall be made promptly against delivery to the Company of statements therefor. The Company shall be liable for the foregoing payments whether or not the Offer is commenced, withdrawn, terminated or canceled prior to the conversion of any Bonds or whether the Company or any of its affiliates acquires any Bonds pursuant to the Offer or whether you withdraw pursuant to Section 4 hereof.

7. Securityholder Lists. The Company will cause you to be provided with cards or lists or other records in such form as you may reasonably request showing the names and addresses of, and the number of Bonds held by, the holders of Bonds as of a recent date and will cause you to be advised from day to day during the period of the Offer as to any transfers of record of Bonds.

8. Representations and Warranties of the Company. The Company represents and warrants to you as of the date hereof that:

     a) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as


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          described in the Offer Material; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification.

     b) The Company has full corporate power and authority to take and has duly taken all necessary corporate action to authorize (i) the Offer,
          (ii) the issuance of Common Stock upon conversion of the Bonds and as part of the Additional Consideration pursuant to the Offer and (iii) the execution, delivery and performance of this Agreement; this Agreement has been duly executed and delivered on behalf of the Company and, assuming due authorization, execution and delivery of this Agreement by you, is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforceability hereof may be limited by (x) bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors' rights generally and (y) general principles of equity.

     c) The Company has, or will have at the time the Company becomes obligated to convert Bonds and deliver the Additional Consideration, sufficient funds to pay any cash portion of the Additional Consideration payable pursuant to the Offer, and the fees and expenses payable hereunder.

     d) The Offer Material complies or will comply in all material respects with the applicable provisions of the Securities Act of 1933 (the "Securities Act") and Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated by the Commission thereunder. The Offer Material does not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made with respect to any statements contained in, or any matter omitted from, the Offer Material in reliance upon and in conformity with information furnished or confirmed in writing by you to the Company expressly for use therein, it being understood and agreed that only such information consists of paragraph four under "The Offer--Fees and Expenses" of the Prospectus. Except as disclosed in the Offer Material, on the date of this Agreement, the Company's Annual Report on Form 10-K most recently filed with the Commission, the Company's Quarterly Report on Form 10-Q most recently filed with the Commission, the description of Common Stock contained in the Company's Registration Statement on Form 8-A, the press release with respect to the Offer contained in the Company's Current Report on Form 8-K and all subsequent reports (collectively, the "Exchange Act Reports") which have been filed by the Company with the Commission or sent to shareholders pursuant to the Exchange Act prior to or as of the date hereof do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Such documents, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

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     e)   The Company will file, if required, any and all necessary amendments or supplements to the documents filed with the Commission or Other Agencies relating to the Offer and will promptly furnish to you true and complete copies of each such amendment and supplement upon the filing thereof.

     f) The Offer, the conversion of Bonds and delivery of the Additional Consideration pursuant to the Offer, and the execution, delivery and performance of this Agreement by the Company, comply and will comply in all material respects with all applicable requirements of federal or state law, including, without limitation, any applicable regulations of the Commission and Other Agencies, and all applicable judgments, orders or decrees; and no consent, authorization, approval, order, exemption, registration, qualification or other action of, or filing with or notice to, the Commission or any Other Agency is required in connection with the execution, delivery and performance of this Agreement by the Company, the making or consummation by the Company of the Offer or the consummation of the other transactions contemplated by this Agreement or the Exchange Offer Registration Statement. All such required consents, authorizations, approvals, orders, exemptions, registrations, qualifications and other actions of and filings with and notices to the Commission and the Other Agencies will have been obtained, taken or made, as the case may be, and all statutory or regulatory waiting periods will have elapsed, prior to the conversion of the Bonds pursuant to the Offer.

     g) The Offer, the conversion of Bonds and delivery of the Additional Consideration pursuant to the Offer, and the execution, delivery and performance of this Agreement by the Company, do not and will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, (i) any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its properties, (ii) any agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the properties of the Company is subject, or (iii) the charter or by-laws of the Company.

     h) The Exchange Offer Registration Statement has become effective; except as disclosed in the Offer Material, no stop order, restraining order or denial of an application for approval has been issued and there are no pending actions, suits or proceedings against or affecting the Company, or any of its properties (i) that, if determined adversely to the Company, would, individually or in the aggregate, have a material adverse effect on the condition (financial or other), business, properties or results of operations of the Company ("Material Adverse Effect"), or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement or to consummate the Offer or the other transactions contemplated by this Agreement or the Offer Material; or (ii) with respect to the Offer; and no such actions, suits or proceedings are, to the Company's knowledge, threatened or contemplated.

     i) The financial statements incorporated by reference in the Offer Material present fairly the financial position of the Company as of the dates shown and their


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          results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis.

     j) Except as disclosed in the Offer Material, since the date of the latest audited financial statements included in the Offer Material, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Company, and, except as disclosed in or contemplated by the Offer Material, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

     k) The Company is not an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940 (the "Investment Company Act"); the Company is not and, after giving effect to the conversion of the Bonds and delivery of the Additional Consideration that it may become obligated to convert or deliver pursuant to the terms of the Offer, will not be an "investment company" as defined in the Investment Company Act.

     l) The Company has, and shall have at the time of the conversion of Bonds, duly authorized and reserved for issuance shares of Common Stock to be issued upon conversion of such Bonds and as part of the delivery of the Additional Consideration pursuant to the Offer, and when issued, such shares of Common Stock will be validly issued, fully paid and nonassessable and will conform to the description thereof contained in the Offer Material; any outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and conform to the description thereof in the Offer Material; and the stockholders of the Company have no preemptive rights with respect to the Bonds or shares of Common Stock to be issued upon conversion of such Bonds that have not been waived.

9. Opinionsof the Company's Counsel and Letter of Certified Accountants. The Company shall deliver to you (a) opinions addressed to you and dated the date hereof of James H. Davis, General Counsel of the Company, and Piper Marbury Rudnick & Wolfe LLP, special counsel to the Company, with respect to the matters set forth in Exhibits B-1 and B-2, respectively and (b) (i) a letter dated the date hereof, of Ernst & Young LLP confirming that they are independent public accountants within the meaning of the Securities Act and the applicable published rules and regulations thereunder ("Rules and Regulations") and with respect to the matters set forth in Exhibit C hereto and (ii) a letter dated the date of the conversion of the Bonds pursuant to the Offer (the "Exchange Date") Exchange Date of Ernst & Young LLP in form and substance reasonably satisfactory to the Dealer Manager to the effect that such accountants reaffirm the statements made in the letter furnished pursuant to clause (b)(i) hereof.

10.  Notification of Certain Events. The Company shall advise you promptly of
     (a) the occurrence of any event which could cause the Company to withdraw, rescind or


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     terminate the Offer, (b) the occurrence of any event, or the discovery of any fact, the occurrence or existence of which it believes would require the making of any change in any of the Offer Material then being used or would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, (c) any proposal or requirement to make, amend or supplement any filing required by the Exchange Act in connection with the Offer or to make any filing in connection with the Offer pursuant to any other applicable law, rule or regulation, (d) the issuance by the Commission or any Other Agency of any comment or order or the taking of any other action concerning the Offer (and, if in writing, will furnish you with a copy thereof), (e) any material developments in connection with the Offer, including, without limitation, the commencement of any lawsuit concerning the Offer and (f) any other information relating to the Offer, the Offer Material or this Agreement which you may from time to time reasonably request.

11. Indemnification. (a) The Company agrees to hold harmless and indemnify you (including any affiliated companies) and any officer, director, partner, employee or agent of you or any of such affiliated companies and any entity or person controlling (within the meaning of Section 20(a) of the Exchange
     Act) you, including any affiliated companies (collectively, the "Indemnified Persons"), from and against any and all Losses whatsoever (including, but not limited to, any and all expenses incurred in investigating, preparing or defending against any litigation or proceeding, commenced or threatened, or any claims whatsoever whether or not resulting in any liability) (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Offer Material or in any other material used by the Company, or authorized by the Company for use in connection with the Offer or the transactions contemplated thereby, or arising out of or based upon the omission or alleged omission to state in any such document a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (other than statements or omissions made in reliance with information furnished by you to the Company expressly for use therein), (ii) arising out of or based upon any withdrawal by the Company of, or failure by the Company to make or consummate, the Offer or the transactions contemplated thereby or any other failure to comply with the terms and conditions specified in the Offer Material, (iii) arising out of the breach or alleged breach by the Company of any representation, warranty or covenant set forth in this Agreement or
     (iv) arising out of, relating to or in connection with any other action taken or omitted to be taken by an Indemnified Person with respect to the Offer or (v) otherwise arising out of, relating to or in connection with the Offer, the other transactions described in the Offer Material or your services as Dealer Manager hereunder. The Company shall not, however, be responsible for any Loss pursuant to clauses (iv) or (v) of the preceding sentence of this Section 11 which has been finally judicially determined to have resulted primarily from the bad faith or gross negligence on the part of any Indemnified Person, other than any Loss arising out of or resulting from actions performed at the request of, with the consent of, or in conformity with actions taken or omitted to be taken by, the Company.



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(b)  The Company and you agree that if any indemnification sought by any
     Indemnified Person pursuant to this Section 11 is unavailable for any reason or insufficient to hold you harmless, then the Company and you shall contribute to the Losses for which such indemnification is held unavailable or insufficient in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and actually received by you, on the other hand, in connection with the transactions contemplated by this Agreement or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of the Company, on the one hand, and you, on the other hand, as well as any other equitable considerations, subject to the limitation that in any event the aggregate contribution by you to all Losses with respect to which contribution is available hereunder shall not exceed the fees actually received by you in connection with your engagement hereunder. It is hereby agreed that the relative benefits to the Company, on the one hand, and you, on the other hand, with respect to the Offer and the transactions contemplated thereby shall be deemed to be in the same proportion as (i) the total value of the aggregate conversion price of all shares of Common Stock issued by the Company upon conversion of the Bonds and as part of the Additional Consideration after the date of this Agreement bears to (ii) the fees actually received by you from the Company in connection with your engagement hereunder.

(c) The foregoing rights to indemnity and contribution shall be in addition to any other right which you and the other Indemnified Persons may have against the Company at common law or otherwise. If any litigation or proceeding is brought against any Indemnified Person in respect of which indemnification may be sought against the Company pursuant to this Section 11, such Indemnified Person shall promptly notify the Company in writing of the commencement of such litigation or proceeding, but the failure so to notify the Company shall relieve the Company from any liability which it may have hereunder only if, and to the extent that, such failure results in the forfeiture by the Company of substantial rights and defenses, and will not in any event relieve the Company from any other obligation or liability that they may have to any Indemnified Person other than under this Agreement. In case any such litigation or proceeding shall be brought against any Indemnified Person and such Indemnified Person shall notify the Company in writing of the commencement of such litigation or proceeding, the Company shall be entitled to participate in such litigation or proceeding, and, after written notice from the Company to such Indemnified Person, to assume the defense of such litigation or proceeding with counsel of its choice at its expense; provided, however, that such counsel shall be satisfactory to the Indemnified Person in the exercise of its reasonable judgment. Notwithstanding the election of the Company to assume the defense of such litigation or proceeding, such Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such litigation or proceeding, and the Company shall bear the reasonable fees, costs and expenses of such separate counsel and shall pay such fees, costs and expenses at least quarterly (provided that with respect to any single litigation or proceeding or with respect to several litigations or proceedings involving substantially similar legal claims, the Company shall not be required to bear the fees, costs and expenses of more than one such counsel in addition to any local counsel) if (i) in the reasonable judgment of such Indemnified Person the use of counsel chosen by the Company to repre-


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     sent such Indemnified Person would present such counsel with a conflict of interest, (ii) the defendants in, or targets of, any such litigation or proceeding include both an Indemnified Person and the Company, and such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it or to other Indemnified Persons which are different from or additional to those available to the Company (in which case the Company shall not have the right to direct the defense of such action on behalf of the Indemnified Person), (iii) the Company shall not have employed counsel satisfactory to such Indemnified Person, in the exercise of the Indemnified Person's reasonable judgment, to represent such Indemnified Person within a reasonable time after notice of the institution of such litigation or proceeding or (iv) the Company shall authorize in writing such Indemnified Person to employ separate counsel at the expense of the Company. In any action or proceeding the defense of which the Company assumes, the Indemnified Person shall have the right to participate in such litigation and retain its own counsel at such Indemnified Person's own expense. The Company and you agree to notify the other promptly of the assertion of any claim against it, any of its officers or directors or any entity or person who controls it within the meaning of Section 20(a) of the Exchange Act in connection with the Offer. The foregoing indemnification commitments shall apply whether or not the Indemnified Person is a formal party to such litigation or proceeding.

(d) The Company also agrees to reimburse each Indemnified Person for all expenses (including fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing for, defending or providing evidence (including appearing as a witness) with respect to any action, claim, investigation, inquiry, arbitration or other proceeding referred to in this Section 11 or enforcing this Agreement, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party.

(e) The Company agrees that it will not, without your prior written consent, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder (whether or not you, any other Indemnified Person or the Company is an actual or potential party), unless such settlement, compromise or consent (i) includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action or proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Person.

12. Conditions to Obligations of the Dealer Manager. Your obligations hereunder shall at all times be subject to the conditions that (a) all representations, warranties and other statements of the Company contained herein are as of the Commencement Date, at all times during the period of the Offer and as of the Exchange Date shall be, true and correct in all material respects and (b) the Company at all times shall have performed in all material respects all of their obligations hereunder theretofore to be performed.

13. Termination. This Agreement shall terminate upon the expiration, termination or withdrawal of the Offer or upon withdrawal by you as Dealer Manager pursuant to


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     Section 4 hereof, it being understood that Sections 3, 5, 6, 8, 11, 13, 15,
     16, 19, 20, 21 and 22 hereof shall survive any termination of this Agreement.

14. Notices.All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be given (and shall be deemed to have been given upon receipt) by delivery in person, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the applicable party at the addresses indicated below:

     a)   if to you:

                          CREDIT SUISSE FIRST BOSTON CORPORATION
                          Eleven Madison Avenue
                          New York, NY 10010-3629
                          Telecopy No.: (212) 325-8278
                          Attention: Investment Banking Department--Transactions Advisory Department

     b)   if to the Company:

                          HUMAN GENOME SCIENCES, INC.
                          9410 Key West Avenue
                          Rockville, MD 20850-3338
                          Telecopy No.: (301) 309-8439
                          Attention:  James H. Davis

     c)   with a copy to:

                          PIPER MARBURY RUDNICK & WOLFE
                          LLP 36 South Charles Street
                          Baltimore, MD 21201

                          Telecopy No.: (410) 576-5052
                          Attention:  R.W. Smith, Jr.

15. Consent to Jurisdiction; Service of Process. The Company hereby (a) submits to the jurisdiction of any New York State or Federal court sitting in the City of New York with respect to any actions and proceedings arising out of or relating to this Agreement, (b) agrees that all claims with respect to such actions or proceedings may be heard and determined in such New York State or Federal court, (c) waives the defense of an inconvenient forum,
     (d) agrees not to commence any action or proceeding relating to this Agreement other than in a New York State or Federal court sitting in the City of New York and (e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

16. Joint and Several Obligations, Etc. In the event that the Company makes the Offer through one or more of its affiliates, each reference in this Agreement to the Company shall be deemed to be a reference to the Company and any such affiliates, and the representations, warranties, covenants and agreements of the Company and any such affiliates hereunder shall be joint and several.

17. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

18. Amendment. This Agreement may not be amended except in writing signed by each party to be bound thereby.

19. Governing Law. The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to conflicts of law principles thereof.

20. Waiver of Jury Trial. THE COMPANY HEREBY AGREES ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS SECURITY HOLDERS, TO WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING, WITHOUT LIMITATION, THE OFFER).

21. Counterparts; Severability. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

22. Parties in Interest. This Agreement, including rights to indemnity and contribution hereunder, shall be binding upon and inure solely to the benefit of each party hereto, the Indemnified Persons and their respective successors, heirs and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Please indicate your willingness to act as Dealer Manager and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this Agreement so signed, whereupon this Agreement and your acceptance shall constitute a binding agreement between us.

                                       Very truly yours,

                                       HUMAN GENOME SCIENCES, INC.


                                       By:
                                          --------------------------
                                       Name:
                                       Title:

Accepted as of the
date first above written:

CREDIT SUISSE FIRST BOSTON CORPORATION


By:
   -----------------------
Name:
Title:

                                    Exhibit A


                      Exchange Offer Registration Statement

                                   Exhibit B-1


            Matters to be Addressed in the Opinion of James H. Davis


     a) The Offer, the conversion of Bonds and the delivery of Additional Consideration pursuant to the Offer, and the execution, delivery and performance of this Agreement by the Company, do not and will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, (i) any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its properties, (ii) any agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the properties of the Company is subject, or (iii) the charter or by-laws of the Company.

     b) To such counsel's knowledge, after due inquiry, no stop order, restraining order or denial of an application for approval has been issued and there are no pending actions, suits or proceedings against or affecting the Company or any of its properties (i) that, if determined adversely to the Company, would, individually or in the aggregate, have a Material Adverse Effect or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement or to consummate the Offer or the other transactions contemplated by this Agreement or the Offer Material; or
          (ii) with respect to the ownership of the Bonds by the Company; and no actions, suits or proceedings are, to such counsel's knowledge, threatened or contemplated.

     c) To such counsel's knowledge, after due inquiry, there is no action, suit or proceeding pending before or threatened by any court or public or governmental authority or arbitrator involving the Company of a character required to be disclosed in the Offer Material which is not adequately disclosed or incorporated by reference in the Offer Material.

     d) Excluding the matters contained under the caption "Certain United States Federal Tax Considerations," the description in the Offer Material of statutes (excluding Federal securities laws), legal and governmental proceedings, and contracts relevant to the Company and its business in all material respects are accurate statements or summaries of the matters set forth therein.

     e) The outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and conform to the description thereof contained in the Exchange Offer Registration Statement.

Such counsel shall also advise that the Offer Material complies or will comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated by the Commission thereunder and that no facts have come to its attention which has caused it to believe that the Offer Material, or any amendment or supplement thereto, or any other document incorporated by reference therein, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading (except that counsel need express no view as to financial statements, schedules and other financial information included or incorporated by reference therein). With respect to such statements, such counsel may state that their belief is based upon the procedures set forth therein, but is without independent check and verification.

                                   Exhibit B-2


   Matters to be Addressed in the Opinion of Piper Marbury Rudnick & Wolfe LLP


a) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own its properties and conduct its business as described in the Offer Material; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification except where the failure to so qualify would not have a Material Adverse Effect on the Company.

b) The Company has all requisite corporate power and authority to take and has duly taken all necessary corporate action to authorize (i) the Offer, (ii) the issuance of Common Stock upon conversion of Bonds and as part of the Additional Consideration pursuant to the Offer and (iii) the execution, delivery and performance of this Agreement, and this Agreement has been duly executed and delivered on behalf of the Company and, assuming due authorization, execution and delivery of this Agreement by CREDIT SUISSE FIRST BOSTON CORPORATION, is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforceability thereof may be limited by (x) bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors' rights generally and (y) general principles of equity including public policy limitations with respect to the enforceability of the indemnification provisions of this Agreement.

c) The Offer, the conversion of Bonds and the delivery of Additional Consideration pursuant to the Offer, and the execution, delivery and performance of this Agreement by the Company, comply and will comply in all material respects with all applicable requirements of federal or state law, including, without limitation, any applicable regulations of the Commission and Other Agencies, and, to such counsel's knowledge, all applicable judgments, orders or decrees, and no consent, authorization, approval, order, exemption, registration, qualification or other action of, or filing with, the Commission or any Other Agency is required in connection with the execution, delivery and performance of this Agreement by the Company, the making or consummation by the Company of the Offer, the issuance and delivery of share of Common Stock upon conversion and as part of the Additional Consideration, or the consummation of the other transactions contemplated by this Agreement or the Exchange Offer Registration Statement except (i) those consents, authorizations, approvals, orders, exemptions, registrations, qualifications which have heretofore been obtained and (ii) such as may be required under state securities laws.

d) The Offer, the conversion of Bonds and the delivery of Additional Consideration pursuant to the Offer, and the execution, delivery and performance of this Agreement by the Company, do not and will not result in a breach or violation of any of the terms and provisions of, or constitute a default under,
(i) any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its properties, (ii) to the knowledge of such counsel, any agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the properties of the Company is subject, or (iii) the charter or by-laws of the Company.

e) The Company has, and shall have at the time of the conversion of Bonds, duly authorized and reserved for issuance shares of Common Stock to be issued upon conversion of such Bonds and as part of the Additional Consideration pursuant to the Offer, and when issued, such shares of Common Stock will be validly issued, fully paid and nonassessable and will conform in all material respects to the description thereof contained in the Exchange Offer Registration Statement. The stockholders of the Company have no preemptive rights with respect to the Bonds or shares of Common Stock to be issued upon conversion thereof or as delivered as part of the Additional Consideration under the Company's certificate of incorporation, bylaws or the Delaware General Corporation Law, or to the knowledge of such counsel, under any document or agreement to which the Company is a party, other than any such preemptive rights waived by the holder thereof.

f) To such counsel's knowledge, no stop order, restraining order or denial of an application for approval has been issued and there are no pending actions, suits or proceedings against or affecting the Company or any of its properties (i) that, if determined adversely to the Company, would, individually or in the aggregate, have a Material Adverse Effect or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement or to consummate the Offer or the other transactions contemplated by this Agreement or the Exchange Offer Registration Statement; or (ii) with respect to the ownership of the Bonds by the Company; and no actions, suits or proceedings are, to such counsel's knowledge, threatened or contemplated.

g) The Company is not, nor will be as a result of the conversion of Bonds and delivery of the Additional Consideration that it may become obligated to convert or deliver pursuant to the terms of the Offer, an "investment company" under the Investment Company Act, as amended, and the rules and regulations promulgated by the Commission thereunder.

h) To such counsel's knowledge, there is no action, suit or proceeding pending before or threatened by any court or public or governmental authority or arbitrator involving the Company of a character required to be disclosed in the Exchange Offer Registration Statement which is not adequately disclosed or incorporated by reference in the Exchange Offer Registration Statement.

i) The statements in the Exchange Offer Registration Statement under the caption "Description of our Capital Stock" insofar as they describe the provisions of the documents and instruments therein described, constitute fair summaries thereof accurate in all material respects, and the statements in the Exchange Offer Registration Statement under the caption "Certain United States Federal Tax Considerations" insofar as they purport to describe federal income tax laws of the United States fairly present in all material respects the information set forth therein.

Such counsel shall also advise that the Offer Material complies or will comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated by the Commission thereunder and that no facts have come to its attention which has caused it to believe that the Offer Material, or any amendment or supplement thereto, or any other document incorporated by reference therein, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading (except that counsel need express no view as to financial statements, schedules and other financial information included or incorporated by reference therein). With respect to such statements, such counsel may state that their belief is based upon the procedures set forth therein, but is without independent check and verification.

                                    Exhibit C
           Matters to be Addressed in the Letter of Ernst & Young LLP

The Purchaser shall have received a letter, dated the date of this Agreement, of Ernst & Young LLP confirming that they are independent public accountants within the meaning of the Securities Act and the related Rules and Regulations and to the effect that

     a) in their opinion, the financial statements examined by them and included in the Exchange Act Reports comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the related published Rules and Regulations;

     b) they have performed the procedures specified by the American Institute of Certified Public Accountants for a review of interim financial information as described in Statement of Auditing Standards No. 71, Interim Financial Information, on the unaudited financial statements included in the Exchange Act Reports;

     c) on the basis of the review referred to in clause (ii) above, a reading of the latest available interim financial statements of the Company, inquiries of officials of the Company who have responsibility for financial and accounting matters and other specified procedures, nothing came to their attention that caused them to believe that: at the date of the latest available balance sheet read by such accountants, or at a subsequent specified date not more than three business days prior to the date of this Agreement, there was any change in the capital stock or any increase in short-term indebtedness or long-term debt of the Company or, at the date of the latest available balance sheet read by such accountants, there was any decrease in consolidated net assets, as compared with amounts shown on the latest balance sheet included in the Exchange Act Reports, except in all cases set forth above for changes, increases or decreases which the Exchange Offer Registration Statement discloses have occurred or may occur or which are described in such letter; or for the period from the closing date of the latest income statement included in the Exchange Act Reports to the closing date of the latest available income statement read by such accountants, there were any decreases, as compared with the corresponding period of the previous year in consolidated net sales, net operating income or in the total or per share amounts of consolidated net income or in the ratio of earnings to fixed charges; and

     d) they have compared specified dollar amounts (or percentages derived from such dollar amounts) and other financial information contained in the Exchange Act Reports and the Exchange Offer Registration Statement (in each case to the extent that such dollar amounts, percentages and other financial information are derived from the general accounting records of the Company subject to the internal controls of the Company's accounting system or are derived directly from such records by analysis or computation) with the results obtained from inquiries, a reading of such general accounting records and other procedures specified in such letter and have found such dollar amounts, percentages and other financial information to be in agreement with such results, except as otherwise specified in such letter.